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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT is made and entered into as of the _____ day of _______________, 2001, to be effective as of the ___ day of __________, 2001
(the "Effective Date"), by and between HUGH E. SAWYER ("Employee") and ALLIED HOLDINGS, INC., a Georgia corporation ("Employer").

                                   WITNESSETH:

         WHEREAS, Employer, through the Affiliates (as hereinafter defined), is engaged in the transportation of automobiles and light trucks from the manufacturer to retailers and related activities and providing logistics and distribution services to the new and used vehicle distribution market and automotive industry (the "Business");

         WHEREAS, Employee has management skills of which Employer desires to avail itself; and

         WHEREAS, Employer and Employee deem it to their respective best interest to outline the duties and obligations, each to the other, by executing this Employment Agreement,

         NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby mutually agree as follows:

         1.       DEFINITIONS.

                  (a) "Affiliate" means any corporation, partnership or other entity of which at least eighty percent (80%) of the outstanding equity and voting rights are owned, directly or indirectly through any other corporation, partnership or other entity, by Employer.

                  (b) "Base Salary" means the annual salary payable pursuant to Paragraph 4(a) hereof as adjusted, from time to time, pursuant to Paragraph 4(b) hereof.

                  (c) "Cause" means (i) the commission by Employee of an act of fraud, misappropriation, dishonesty, embezzlement, gross negligence, or willful misconduct in connection with his employment hereunder which is materially injurious to Employer; (ii) criminal conduct of Employee which results in a felony conviction of such Employee with respect to which all opportunities for appeal have expired, or the Employee's offering a plea of nolo contendre to a felony; (iii) Employee's continuing and/or willful failure to perform his duties or obligations for Employer as outlined in this Agreement, or Employee's material breach of this Agreement, if such failure or breach is not cured within thirty (30) days after written notice from Employer's Board of Directors thereof; (iv) Employee's prolonged


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                           absence, without the consent of Employer, other than
                           as a result of Employee's Disability or permitted absence or vacation, which is not cured within ten
                           (10) days after written notice from Employer's Board of Directors thereof; or (v) engaging in activities prohibited by Paragraphs 12, 13, 14 or 15 hereof which is not cured within ten (10) days after written notice from Employer's Board of Directors. Notwithstanding the foregoing, Employer may not terminate the Employee's employment for Cause unless a determination that Cause exists shall be made by a majority of the Employer's Board of Directors.

                  (d) "Disability", with respect to Employee, shall conclusively be deemed to have occurred (i) if Employee shall be receiving payments pursuant to a policy of long-term disability income insurance; or
                           (ii) if Employee shall have no disability income coverage then in force, then if any insurance company insuring Employee's life shall agree to waive the premiums due on such policy pursuant to a disability waiver of premium provision in the contract of life insurance; or (iii) if Employee shall have no disability waiver of premium provision in any contract of life insurance, then if Employee shall be receiving disability benefits from or through the Social Security Administration; provided, however, that in the event Employee's disability shall, otherwise and in good faith, come into question (and, for purposes of this proviso, "disability" shall mean the permanent and continuous inability of Employee to perform substantially all of the duties being performed immediately prior to his disability coming into question) for a period of not less than one hundred twenty (120) consecutive days, and a dispute shall arise with respect thereto, then Employee (or his personal representatives) shall appoint a medical doctor, Employer shall appoint a medical doctor, and said two (2) doctors shall, in turn, appoint a third party medical doctor who shall examine Employee to determine the question of disability and whose determination shall be binding upon all parties to this Agreement. All such medical doctors shall be duly licensed in the State of Georgia.

                  (e) "Restricted Period" means the period commencing as of the date hereof and ending on that date three (3) years after the termination of Employee's employment with Employer for any reason, whether voluntary or involuntary.

         2. TERM. Subject to the provisions hereinafter set forth, the term of this Agreement shall commence as of the Effective Date and shall end on that date five (5) years after the Effective Date (the "Initial Term"). Upon the expiration of the Initial Term, and upon the expiration of each successive Renewal Term (as hereinafter defined), Employee's employment shall be automatically renewed for an additional term of two (2) years (the "Renewal Term(s)"), unless written notification of termination is given by either party to the other party not less than one (1) year prior to the expiration of the Initial Term or, as the case may be, the then-current Renewal Term. As used herein, "Term" shall mean the then current Initial Term or Renewal Term, as the case may be.

         3.     DUTIES.


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                  (a)      Employee shall, during the Term, serve as President
                           and CEO of Employer having duties, responsibilities, powers and authority which are consistent with senior management positions of like designation generally, but subject to the Chairman's direction. The Employee shall report directly to the Chairman and the Board of Directors of Employer and shall perform such executive, managerial and administrative duties as the Chairman and the Board of Directors of Employer may, from time to time, reasonably request.

                  (b) During the Term, Employee shall devote substantially all of his business time, energy and skill to performing the duties of his employment (vacations as provided hereunder and reasonable absences because of illness excepted), shall faithfully and industriously perform such duties, and shall use his best efforts to follow and implement all management policies and decisions of Employer. Employee shall not become personally involved in the management or operations of any other company, partnership, proprietorship or other entity, other than any Affiliate, without the prior written consent of Employer; provided, however, that so long as it does not interfere with Employee's employment hereunder, Employee may (i) serve as a director, officer or partner in a company that does not compete with the Business of Employer and the Affiliates so long as the aggregate amount of time spent by Employee in all such capacities shall not exceed twenty (20) hours per month, and (ii) serve as an officer or director of, or otherwise participate in, educational, welfare, social, religious, civic, trade and industry-related organizations.

                  (c) Employee shall not be required to relocate outside of the metropolitan Atlanta, Georgia, area without his prior written consent.

                  (d) The Board of Directors has adopted a resolution appointing Employee to serve on Employer's Board of Directors by filling the vacancy created by the resignation of A. Mitchell Poole. Such appointment is subject to Employee's execution of this Agreement and will take effect on the Effective Date. It is anticipated that Employee will also be elected to serve on the Board of Directors of one or more of Employer's Affiliates. Employee shall serve in such position(s) without additional compensation.

         4.       BASE SALARY.

                  (a) For and in consideration of the services to be rendered by Employee pursuant to this Agreement, Employer shall pay to Employee, for each year during the Term, an annual salary of not less than Five Hundred Fifty Thousand Dollars ($550,000.00), adjusted as provided in subparagraph (b) below (the "Base Salary"), in equal semi-monthly installments in accordance with Employer's payroll practices. Employee's salary shall be reviewed by the Board of Directors of Employer annually (on each anniversary of the date hereof) and, in the sole discretion of the Board of Directors, may be increased, but not decreased.


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                  (b)      Commencing as of the Effective Date, and as of each
                           subsequent anniversary thereafter during the Term, the Base Salary shall be increased, but not decreased, by an amount equal to the greater of (i) such amount as shall be determined by the Compensation Committee of the Board of Directors of Employer; or (ii) the amount equal to the percentage, if any, by which the Consumer Price Index (All Items Less Shelter), Urban Wage Earners and Clerical Workers, for the Southeast Region/Population Size Class B, published by the United States Government Bureau of Labor Statistics for the December 1 preceding such January exceeds such Index for the December 1 of the preceding year. (As an example, as of January 1, 2002, the difference will be between said Index as of December 1, 2001 compared to said Index as of December 1, 2000.)

         5.       BONUS COMPENSATION.

                  (a) Subject to subsection (b) below, in addition to Employee's Base Salary, Employee shall, with respect to each calendar year of Employer ending during the Term, be eligible to participate in a management bonus plan determined by Employer's Board of Directors from time to time. Such plan shall, at a minimum, provide for an opportunity for Employee to earn a cash bonus on an annual basis of up to one hundred percent (100%) of Employee's Base Salary received for the year as to which such bonus is earned (the "Target Bonus"), based on meeting the performance goals (such as individual or company-wide goals) and satisfying such other reasonable terms and conditions as may be set from time to time by Employer's Board of Directors in the good faith exercise of its discretion. The foregoing shall not limit the ability of Employer's Board of Directors to establish management bonus plans providing for a greater Target Bonus for the Employee or to provide a cash bonus for Employee in any given year that is greater than the Target Bonus. Such annual cash bonuses will be payable within thirty (30) days of the completion of the independent certified audit for the applicable year (each, an "Annual Bonus"); and


                  (b) Employer shall pay Two Hundred Seventy-Five Thousand Dollars ($275,000.00) of the eligible targeted Annual Bonus in 2001; provided, that Employer shall not be required to pay such bonus if Employee terminates his employment on or before December 31, 2001 (other than a termination by Employee pursuant to Paragraph 9(b)). The remaining balance of the target 2001 Annual Bonus (in the amount of $275,000.00) or a portion thereof will be paid at the discretion of the Chairman and the Board of Directors (or its designee). Such Annual Bonus will be payable within thirty (30) days of the completion of the independent certified audit for 2001. All amounts received pursuant to this Paragraph shall constitute Annual Bonus for 2001.

                  (c) Employee shall be eligible to participate in Employer's Long Term Incentive Plan, on a basis no less favorable than those made available to other


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                           senior managers of Employer generally and shall enter
                           into required documents evidencing participation in such plan, if any, contemporaneously with the execution of this Agreement and from time to time thereafter.

         6. OTHER BENEFITS. During the Term, Employer shall provide the following benefits to Employee:

                  (a) On and as of the Effective Date, Employee and Employee's immediate family shall be entitled to participate in all group benefit programs, including, without limitation, medical and hospitalization benefit programs, dental care, life insurance or other group benefit plans for highly compensated employees of Employer as are now or hereafter provided by Employer or any Affiliate, in each case in accordance with the terms and conditions of each such plan and benefit package on terms no less favorable, in both scope of coverage and value of coverage, than the benefits currently provided to Employer's Chairman. To the extent applicable and allowable by the terms and conditions of such plans and programs, Employee shall be credited for the full period of Employee's prior employment by Employer or its Affiliates;

                  (b) Employee shall be paid a monthly car allowance of One Thousand Three Hundred Dollars ($1,300.00) to be used for vehicles for the benefit of Employee in his discretion;

                  (c) Employee shall be provided with the use of a cellular telephone, at no cost to Employee;

                  (d) Employer shall reimburse Employee for dues paid by Employee for membership in such professional organizations and eating clubs as shall, from time to time, be deemed appropriate and necessary by Employer;

                  (e) Employee shall, at all times, have available to him an expense account to defray actual, reasonable, ordinary and necessary business expenses incurred in the performance of his duties hereunder. Employee shall be reimbursed for such expenses upon presentation and approval of expense statements or written vouchers or other supporting documents as may be reasonably requested in advance by Employer, Employer's Board of Directors, or a committee thereof, which approval shall not be unreasonably withheld or delayed;

                  (f) Employer shall reimburse Employee up to Seventy-Five Thousand Dollars ($75,000.00) for actual and reasonable expenses incurred by Employee in relocating to Atlanta, Georgia, including actual moving costs, customary real estate commissions or closing costs incurred in selling Employee's residence in Southlake, Texas, or penalties paid by Employee for failing to fulfill certain contractual obligations related to the purchase of said residence in Southlake, Texas. Employee shall be reimbursed for such


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                           expenses upon presentation and approval of expense
                           statements or written vouchers or other supporting documents as may be reasonably requested in advance by Employer, Employer's Board of Directors, or a committee thereof, which approval shall not be unreasonably withheld or delayed; and

                  (g) Employer shall reimburse Employee up to One Hundred Twenty-Five Thousand ($125,000.00) for payments actually paid by Employee related to the early termination of his Employment Agreement with his former employer in Irving, Texas upon Employer's receipt of reasonable evidence of such payment. Such payment shall not be unreasonably withheld or delayed by Employer.

                  (h) Employer shall pay to Employee an additional payment (the "Gross-Up Payment") in an amount sufficient to fully reimburse Employee with respect to all federal, state and local taxes actually paid by Employee with respect to the payments set forth in clauses (f) and
                           (g) hereof. The Gross-Up Payment shall not be unreasonably withheld or delayed by Employer.

         The benefits described in subparagraph (a) of this Paragraph shall not be construed to require Employer to establish any such plans or programs or to prevent Employer from modifying or terminating any such plans or programs, and no such action or failure thereof shall affect this Agreement; provided, however, that in the event of any reduction in the group medical and hospitalization benefits in place as of the date hereof, the salary payable to Employee shall be increased, as of the effective date of such reduction, by that amount necessary to enable Employee to supplement the benefits provided by Employer to maintain the level of benefits currently provided to him by it.

         7. VACATION. Employee shall receive four (4) weeks of paid vacation and/or personal days for each year during the Term. Scheduling of vacation shall be subject to the prior approval of Employer (which approval shall not be unreasonably withheld). Vacation time shall not accrue, and in the event any vacation time for any year shall not be used by Employee prior to the end of such year, it shall be forfeited.

         8. TERMINATION. Anything herein to the contrary notwithstanding, Employee's employment hereunder shall terminate upon the first to occur of any of the following events:

                  (a)      Employee's Disability; or

                  (b)      Employee's death; or

                  (c) Employer's sending Employee ten (10) days prior written notice terminating his employment without Cause hereunder prior to expiration of the Term; or

                  (d) Employee's voluntarily terminating his employment with Employer for any reason or no reason by sending Employer ten (10) days prior written notice terminating his employment hereunder prior to expiration of the Term, and Employee shall not


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                           be liable to Employer solely as the result of
                           terminating this Agreement pursuant to this subsection (d), except as may otherwise be provided herein; or

                  (e)      Employee being terminated for Cause.

         9.       TERMINATION PAYMENT. In the event:

                  (a) Employee's employment shall terminate pursuant to Paragraph 8(a) (Disability) or Paragraph 8(b) (death) hereof; or

                  (b) Employee shall terminate his employment as a result of:

                           (i) any failure to elect or reelect or to appoint or reappoint Employee to the position of President and CEO of Employer unless agreed to by Employee;

                           (ii)     any material change by Employer in
                                    Employee's function, duties, title,
                                    responsibility, importance, reporting
                                    relationship or scope from the position and attributes thereof described in Paragraph 3 hereof, or any change to Employee's compensation other than as contemplated by Paragraph 4 hereof, unless agreed to by Employee, or any change in location of the principal offices of Employer outside the metropolitan Atlanta, Georgia, area, or any requirement that Employee perform substantially all of his duties outside the metropolitan Atlanta, Georgia, area (and any such material change or relocation of Employer or Employee shall be deemed a continuing breach of this Agreement);

                           (iii) any failure by Employer to comply with Paragraphs 4 or 5 of this Agreement, unless agreed to by Employee;

                           (iv) the liquidation, dissolution, consolidation or merger of Employer (other than a merger or other combination of Employer and an Affiliate); however, if a termination of employment results from events described in this clause (iv) and subsection (d) below, then such termination shall be deemed pursuant to subsection (d) below;

                           (v) any other material breach of this Agreement by Employer which shall not be cured within thirty (30) days after receipt of written notice of same from Employee; or

                           (vi) Employer filing a petition for protection or relief from creditors under the federal bankruptcy law, or any petition shall be filed against Employer under the federal bankruptcy law, or Employer shall admit in writing its inability to pay its debts or shall make an assignment for the benefit of creditors, or a petition or application for the appointment of a receiver or liquidator or


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                           custodian of Employer is filed, or Employer shall
                           seek a composition with creditors.

                  (c) Employee's employment shall be terminated by Employer for any reason other than for Cause or because Employer elects not to extend this Agreement beyond the Initial or any Renewal Term; or

                  (d) If (i) Employer undergoes any change in control or ownership whereby Employer is reorganized, merged, or consolidated with one or more corporations as a result of which the owners of all of the outstanding shares of common stock immediately prior to such reorganization, merger or consolidation own in the aggregate less than seventy percent (70%) of the outstanding shares of common stock of the Employer or any other entity into which Employer shall be merged or consolidated immediately following the consummation thereof (hereinafter, "Employer's successor-in-interest"), or (ii) the sale, transfer or other disposition of all or substantially all of the assets or more than thirty percent (30%) of the then outstanding shares of common stock of Employer is effectuated, other than as a result of a merger or other combination of Employer and an Affiliate, or
                           (iii) the acquisition by any "person" as used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of Employer's then outstanding voting securities is effectuated; or (iv) the individuals who, as of the date of execution of this Agreement, are members of the Board of Directors (the "incumbent Board") cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that if the election, or nomination for election by the shareholders of any new director was approved by a vote of at least two-thirds (2/3) of the incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the incumbent Board, and (a) Employee's employment with Employer or Employer's successor-in-interest is terminated by Employer or Employer's successor-in-interest (as the case may be) or Employee for any reason, or (b) Employee's employment under this Agreement is not extended by Employer or Employer's successor-in-interest for any Renewal Term, and such termination or non-renewal occurs within two (2) years after the closing of the transaction which resulted in the change in control; or

                  (e) Employee shall terminate his employment as a result of:

                           (i) The failure of the Board of Directors to re-nominate Employee as a candidate for election to Employer's Board of Directors, unless agreed to by Employee; or

                           (ii) any failure to appoint, elect or reelect Employee as Chairman of the Board promptly upon Chairman Robert J. Rutland no longer


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                                    holding such office, unless agreed to by
                                    Employee,

then Employer shall, depending upon the reason for the termination of Employee's employment, immediately pay (in accordance with the terms of this Section 9) to Employee an amount determined as follows:

         (x) If the termination shall be pursuant to subparagraph (d) above, the amount shall be equal to the sum of

                  (1) three hundred percent (300%) of Employee's then-effective annual Base Salary; and

                  (2) three hundred percent (300%) of the Bonus, as hereinafter defined.

                  In addition, Employer shall continue to provide to Employee (except in the case of Employee's death), for a period equal to the greater of (i) the remainder of the Term had not said termination occurred, and (ii) three (3) years from said termination, benefits, in both scope of coverage and value of coverage which are in effect as of the date of such termination, as are provided pursuant to Employer's group health and hospitalization plan, group dental plan and group base life insurance plan, and the benefits enumerated in Paragraph 6(b) hereof.

         (y) If the termination shall be other than pursuant to subparagraph (d) or subparagraph (e) above, the amount shall be equal to the sum of

                  (1) that percentage of Employee's then-effective annual Base Salary equal to the product of the number of whole or partial years remaining in the Term and one hundred (100); and

                  (2) that percentage of Employee's then-effective Bonus, as hereinafter defined, equal to the product of the number of whole or partial years remaining in the Term and one hundred (100);

                  provided, however, in no event shall the percentage in subparagraphs (1) and (2) hereof be less than three hundred percent (300%).

                  In addition, Employer shall continue to provide to Employee (except in the case of Employee's death), for a period of years equal to the number of whole or partial years remaining in the Term, but in no event fewer than three (3) years, benefits, in both scope of coverage and value of coverage which are in effect as of the date of such termination, as are provided pursuant to Employer's group health and hospitalization plan, group dental plan and group base life insurance plan, and the benefits enumerated in Paragraph 6(b) hereof.

         (z) If the termination shall be pursuant to subparagraph (e) above, the amount shall be equal to three hundred percent (300%) of Employee's then-effective annual Base Salary.


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         In addition, Employer shall continue to provide to Employee (except in the case of Employee's death), for a period equal to the greater of (i) the remainder of the Term had not said termination occurred, and (ii) three (3) years from said termination, benefits, in both scope of coverage and value of coverage which are in effect as of the date of such termination, as are provided pursuant to Employer's group health and hospitalization plan, group dental plan and group base life insurance plan, and the benefits enumerated in Paragraph 6(b) hereof.

         10.      OPERATIVE PROVISIONS

                  (a) As used in this Agreement, the term "Bonus" shall mean:

                           (i) with respect to the most recent grant or award of restricted stock, pursuant to Employer's "Long Term Incentive Plan", made prior to the date of termination of Employee's employment, the Dollar value, as of the date of such grant or award, of the Long Term Incentive Plan restricted stock plan target for Employee as approved by the Compensation Committee of Employer's Board of Directors, which Dollar value is established by the Compensation Committee notwithstanding the number of shares actually received pursuant to such grant or award and notwithstanding the value of such shares actually received; plus

                           (ii) the highest of the (A) the Annual Bonus actually paid to Employee in the preceding year; (B) the average of the Annual Bonuses actually paid to Employee in the two (2) preceding fiscal years if Employee has been employed for two (2) years; and (C) if Employee's employment is terminated (whether by Employer, Employer's successor in interest or Employee) following an event described in Section 9(d) hereof, the target amount of Employee's Annual Bonus for the year in which the termination of employment occurs.

                  (b) In the event of a termination of employment pursuant to Paragraph 9 hereof, all restricted stock awards of Employee shall become wholly unrestricted and all unvested stock options of Employee shall become immediately and fully vested in Employee, and all such agreements pertaining thereto shall be read accordingly; provided, however, that Employee shall have not have any such rights with respect to any stock issued under any employee stock plan of Employer qualifying under Section 402(a) et seq. of the Code if, and to the extent, such rights would jeopardize the qualification of such plan under said Section. As used in the preceding sentence, "Code" means the Internal Revenue Code of 1986 as amended from time to time or any provisions from time to time enacted and corresponding in substance thereto.


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

                  (c) Paragraph 9 and this Paragraph 10 shall survive the termination of this Agreement, and this Agreement shall be read accordingly.

         11. INTENTION OF PARTIES. It is the express understanding and intention of Employer and Employee that the provisions of Paragraph 5 and Paragraph 9 hereof shall be read together and be non-exclusive so that, in the event of a termination of Employee's employment pursuant to Paragraph 9 of this Employment Agreement, Employee shall receive: both all of the compensation specified in Paragraph 9 hereof (including, but not limited to, the applicable percentage of Employee's then-effective Base Salary and the applicable percentage of the cash portion of Employee's Bonus) and one hundred percent (100%) of the pro rata portion of both the cash and equity parts of Employee's Bonus based on the number of days in the fiscal year falling within the Term (which shall include the amount of any Annual Bonus paid to Employee during that year, if any), but such pro rata portion shall not be less than the highest of
(i) the Annual Bonus actually paid to Employee in the preceding year; (ii) the average of the Annual Bonuses actually paid to Employee in the two (2) preceding fiscal years if Employee has been employed for two (2) years; and (iii) if Employee's employment is terminated (whether by Employer, Employer's successor in interest or Employee) following an event described in Section 9(d) hereof, the target amount of Employee's Annual Bonus for the year in which the termination of employment occurs.

         The amounts referred to in this Paragraph are in addition to the insurance and other benefits enumerated in Paragraphs 9(x), 9(y) and 9(z) hereof, if applicable. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement. Any severance benefits payable to Employee shall not be subject to reduction for any compensation received from other employment.

         12. COVENANT NOT-TO-SOLICIT. Employer and Employee acknowledge that, during Employee's employment, Employer will spend considerable amounts of time, effort and resources in providing Employee with knowledge relating to the business affairs of Employer and the Affiliates, including Employer's and the Affiliates' trade secrets, proprietary information and other information concerning Employer's and the Affiliates' financing sources, finances, customer lists, customer records, prospective customers, staff, contemplated acquisitions (whether of business or assets), ideas, methods, marketing investigations, surveys, research, customers' records and any other information relating to Employer's and the Affiliates' Business.

         Employer and Employee recognize that, during the course of Employee's term of employment with Employer pursuant to this Agreement, Employee shall contact, solicit or approach Employer's and the Affiliates' customers and prospective customers (the "Customers") on behalf of Employer.

         To protect Employer from Employee's solicitation of business from Customers during the Restricted Period, Employee agrees that, subject to Paragraph 16 hereof, he shall not, directly or indirectly, for any person (including Employee himself), corporation, firm, partnership, proprietorship or other entity, other than Employer or an Affiliate, engaged in the Business, solicit transportation, logistics or other business of the type provided by Employer from any Customer with whom the Employee had contact during the twelve
(12) month period
immediately preceding the termination of Employee's employment. This Paragraph 12 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.

         13. COVENANT NOT-TO-DISCLOSE. Employer and Employee recognize that, during the course of Employee's term of employment with Employer pursuant to this Agreement, Employer will disclose to Employee information concerning Employer and the Affiliates, their products, their customers, their services, their trade secrets, their proprietary information and other information concerning their business all of which constitute valuable assets of Employer and the Affiliates. Employer and Employee further acknowledge that Employer has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Employee of such assets to the public shall cause irreparable harm, damage and loss to Employer and the Affiliates.

                  (a) To protect these assets, Employee agrees that he shall not, during the Restricted Period, advise or disclose to any person, corporation, firm, partnership or other entity whatsoever (except Employer or an Affiliate), or any officer, director, stockholder, partner or associate of any such corporation, firm, partnership or entity any information received from Employer by Employee during the course of Employee's association with Employer relating to the business affairs of Employer and the Affiliates including information concerning Employer's and the Affiliates' finances, services, customers, customer lists, prospective customers, staff, contemplated acquisitions (whether of business or assets), ideas, proprietary information, methods, marketing investigations, surveys, research and any other information relating to the business and objectives of Employer and the Affiliates, except as permitted by this Paragraph 13.

                  (b) Employee further agrees that he shall not, during the term of his employment or any time thereafter, advise or disclose to any person or entity any trade secret which Employer or any Affiliate has disclosed to Employee during the course of his employment with Employer.

                  (c) In the event Employee's employment is terminated, Employee agrees that, if requested by Employer, he will acknowledge in writing that he received the disclosures referred to herein and is under the obligations referred to in this Agreement.

                  (d) This Paragraph 13 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.

         Any implication in this Paragraph 13 to the contrary notwithstanding, this Paragraph 13 hereof shall not, and shall not be deemed to, prohibit Employee from disclosing information regarding Employer that (i) is already public information other than because of any breach of this Paragraph 13 by Employee; (ii) shall be required by applicable Federal or state laws; (iii) shall not be confidential or proprietary and shall be required in the ordinary course of business; (iv) shall be required pursuant to the order of any court or administrative agency having jurisdiction; provided, however, that the foregoing shall not permit the disclosure of any trade secret of Employer; and (v) during the course of Employee's employment with Employer disclosure of any of the foregoing as reasonably required by Employee in the good faith performance of his duties under this Agreement.

         14. COVENANT NOT-TO-INDUCE. Employee covenants and agrees that during the Restricted Period, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, induce or attempt to solicit or induce an employee or other personnel of Employer and the Affiliates to terminate employment with such party. This Paragraph 14 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.

         15. COVENANT OF NON-DISPARAGEMENT AND COOPERATION. Employee agrees that he shall not, at any time during or following the Term, make any remarks disparaging the conduct or character of Employer or any of its current or former Affiliates, agents, employees, officers, directors, shareholders, successors or assigns (in the aggregate, such persons and entities are referred to herein as the "Protected Persons"); provided, however, that during the Term, Employer acknowledges and agrees that Employee may be required from time to time to make such remarks about Protected Persons for legitimate business purposes and if consistent with the discharge of his duties hereunder. In addition, following termination of his employment hereunder, Employee agrees to reasonably cooperate with Employer, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which Employee was involved during Employee's employment with Employer. Employer shall reimburse Employee for travel and other related expenses approved by Employer incurred in providing such assistance. This Section 15 shall survive the termination of this Agreement.

         16. COVENANT NOT TO COMPETE. Employer and Employee acknowledge that, by virtue of Employee's responsibilities and authority as President and Chief Executive Officer of Employer, he will, during the course of his employment, be instrumental in developing, and will receive, highly confidential information concerning Employer and the Affiliates, their services, their trade secrets, their proprietary information, and other information concerning the business of Employer and the Affiliates, much of which is unavailable to persons of lesser responsibility and authority. Employee further acknowledges that the ability of such information to benefit a competitor or potential competitor of Employer shall cause irreparable harm, damage and loss to Employer and the Affiliates. To protect Employer and the Affiliates from Employee's using or exploiting this information, Employee agrees that he shall not, for a period of twelve (12) months from the date of termination of this Agreement for any reason, (i) perform substantially similar job duties or functions as those performed for Employer under this Agreement for any entity engaged in the Business in the United States of America (the "Restricted Territory"), or (ii) directly or indirectly, own, manage, join, control, contract with, be employed by, act in the capacity of an officer, director, trustee, shareholder or partner or consultant, or participate in any manner in the ownership, management, operation, or control of any business or person engaged in the Business in the Restricted Territory wherein Employee would perform substantially similar duties or job functions as those performed for Employer under this Agreement; provided, however, Employee shall be permitted to own not more than five percent (5%) of the stock of a corporation required to file reports pursuant to the Securities Exchange Act of 1934. As to the foregoing, Employee acknowledges that he has the ability to earn a comparable income within or without the Restricted Territory as a manager or executive for persons or entities not engaged in the Business and that earning a livelihood by working for persons or entities not engaged in the Business within or without the Restricted Territory would not constitute a hardship or an unreasonable restriction on the Employee or restrict him from earning comparable income. This Section 16 shall survive termination of this Agreement.

         17. PARAMOUNT PROVISION. Anything in this Agreement to the contrary notwithstanding, the provisions of Paragraph 12, Paragraph 13(a), Paragraph 13(c), Paragraph 14 and Paragraph 16 hereof shall not apply to Employee, and shall be absolutely null and void, in the event Employee shall terminate his employment hereunder for any one of the reasons set forth in Paragraph 9(b) hereof.


         18. SPECIFIC ENFORCEMENT. Employer and Employee expressly agree that a violation of the covenants not-to-solicit, not-to-disclose, not-to-induce and not-to-compete contained in Paragraphs 12, 13, 14 and 16 hereof, or any provision thereof, shall cause irreparable injury to Employer and that, accordingly, Employer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Employee from doing or continuing to do any such act and any other violation or threatened violation of said Paragraphs 12, 13, 14 and 16 hereof.

         19. SEVERABILITY. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if Paragraphs 12, 13, 14 and 16 shall be declared invalid, in whole or in part, Employee shall execute, as soon as possible, a supplemental agreement with Employer, granting Employer, to the extent legally possible, the protection afforded by said Paragraphs. It is expressly understood and agreed by the parties hereto that Employer shall not be barred from enforcing the restrictive covenants contained in each of Paragraphs 12, 13, 14 and 16 as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.

         20. INCOME TAX WITHHOLDING. Employer or any other payor may withhold from any compensation or benefits payable under this Agreement such Federal, State, City or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         21. OTHER TAX CONSIDERATIONS. Notwithstanding any other provision of this Agreement or any other plan, agreement or arrangement applicable to Employee to the contrary, in the event that (1) any portion of the aggregate payments and benefits received or to be received by Employee pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer or any Affiliate of Employer which are contingent on a change of ownership or effective control of Employer or an Affiliate or a change in the ownership of a substantial portion of the assets of Employer or an Affiliate (in each case, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")) (hereinafter, all such payments and benefits being sometimes referred to as "Total Payments") would constitute a "parachute payment", as defined in Code Section 280G(b)(2), and (2) the amount of such parachute payment that Employee would receive after deduction of all excise taxes payable by the Employee under Section 4999 of the Code with respect to any portion of such Total Payments constituting an "excess parachute payment" (within the meaning of Section 280(G) of the Code) would be less than 299 percent of Employee's "base amount" (as defined in Code Section

280G(b)(3), then, but only then, Employee's right to the portion of such Total Payments otherwise constituting a "parachute payment" shall automatically be reduced so that the aggregate of the applicable values thereof for purposes of Code Section 280(G) shall be equal to 299 percent of the Employee's "base amount" by reducing] to the extent necessary (A) first the cash portion of the Total Payments otherwise constituting a "parachute payment" (if necessary, to zero (0)), and (B) then] all other non-cash Total Payments otherwise constituting a "parachute payment" (if necessary, to zero (0)); provided that, in making any such determination as to the application and effect of this Paragraph 21 on any payments or benefits received or to be received by Employee,
(i) no portion of the Total Payments shall be taken into account which does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; and (ii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments otherwise constituting a "parachute payment" shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

         22. WAIVER. The waiver of a breach of any term of this Agreement by any of the parties hereto shall not operate or be construed as a waiver by such party of the breach of any other term of this Agreement or as a waiver of a subsequent breach of the same term of this Agreement.

         23. D & O INSURANCE; INDEMNIFICATION. Employer shall maintain, for the benefit of Employee, director and office liability insurance in form at east as comprehensive as, and in an amount that is at least equal to, that maintained by Employer on the Effective Date; provided, however, that Employer's Board of Directors shall have the discretion to modify such coverage so long as such modification applies to all officers and directors. In addition, Employer shall indemnify Employee against liability as an officer and director of Employer and/or any Affiliate of Employer to the same extent as other officers and directors of Employer and/or any Affiliate in accordance with the constituent and organizational documents of such entities and consistent with applicable law. Employee's rights under this Section 23 shall continue so long as he may be subject to such liability, whether or not this Agreement may have been terminated prior hereto.

         24. RIGHTS AND LIABILITIES UPON NOTICE OF TERMINATION. As soon as notice of termination of this Agreement is given, Employee shall immediately cease contact with all Customers of Employer and shall forthwith surrender to Employer all customer lists, documents and other property of Employer then in his possession, compliance with which shall not be deemed to be a breach of this Agreement by Employee. Pending the surrender of all such customer lists, documents and other property to Employer, Employer may hold in abeyance any payments due Employee pursuant to this Agreement.

         25.      ASSIGNMENT.

                  (a) Employee shall not assign, transfer or convey this Agreement, or in any way encumber the compensation or other benefits payable to him hereunder, except with the prior written consent of Employer or upon Employee's death.

                  (b) The covenants, terms and provisions set forth herein shall be binding upon and shall inure to the benefit of, and be enforceable by, Employer and its successors and assigns; provided, Employer shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of Employer in accordance with the operation of law, and such successor shall be deemed the "Employer" for purposes of this Agreement.

         26. NOTICES. All notices required herein shall be in writing and shall be deemed to have been given when delivered personally or five (5) days after the date on which such notice is deposited in the U.S. Mail, certified or registered, postage prepaid, return receipt requested, addressed as follows, to wit:

                  If to Employer at:

                           160 Clairemont Avenue, Suite 200
                           Decatur, Georgia 30030

                  With a copy to:

                           Cohen Pollock Merlin Axelrod & Small, P.C.
                           2100 RiverEdge Parkway, Suite 300
                           Atlanta, Georgia 30328-4656
                           Attn:  Elliott Cohen, Esquire

                  If to Employee at:

                           3800 Falls Landing Drive
                           Alpharetta, Georgia 30022

           With a copy to:

                           Smith, Gambrell & Russell, LLP
                           1230 Peachtree Street, N.E.
                           Suite 3100
                           Atlanta, Georgia 30309
                           Attn: John R. Schneider, Esquire

or at such other addresses as may, from time to time, be furnished to Employer by Employee, or by Employer to Employee on the terms of this Paragraph.

         27. BINDING EFFECT. This Agreement shall be binding on the parties hereto and on their respective heirs, administrators, executors, successors and permitted assigns.

         28. ENFORCEABILITY. This Agreement contains the entire understanding of the parties and may be altered, amended or modified only by a writing executed by both of the parties hereto. This Agreement supersedes all prior agreements and understandings by and between Employer and Employee relating to Employee's employment.

         29. APPLICABLE LAW. This Agreement and the rights and liabilities of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Georgia.

         30. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

         IN WITNESS WHEREOF, Employee has hereunder set his hand and seal, and Employer has caused this Agreement to be executed and delivered by its duly authorized officers, all as of the day and year first above written.


                                                      (SEAL)
-------------------------       ---------------------
WITNESS                         HUGH E. SAWYER



ATTEST:                         ALLIED HOLDINGS, INC.


By:                             By:
   ----------------------          ------------------------
   Its          Secretary          Its             Chairman
       --------                        ------------


  [CORPORATE SEAL]